As filed with the Securities and Exchange Commission on January 10, 2020
Registration No. 333-26767

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

GREIF, INC.
(Exact name of Registrant as specified in its charter)

Delaware	31-4388903
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Greif Bros. Corporation (nka Greif, Inc.) Incentive Stock Option Plan
(Full title of the plan)

Gary R. Martz, Esq.
Executive Vice President, General Counsel and Secretary
Greif, Inc.
425 Winter Road
Delaware, Ohio 43015
(740) 549-6000
Name, address and telephone number, including area code, of agent for service with copies to
 Joseph P. Boeckman, Esq.
Baker & Hostetler LLP
200 Civic Center Drive, Suite 1200
Columbus, Ohio 43215
(614) 462-4737

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
Greif, Inc. (fka Greif Bros. Corporation) (the “Company”) filed a registration statement on Form S-8, Registration Number 333-26767 (the “Form S-8 Registration Statement”), with the Securities and Exchange Commission on May 9, 1997, to register a total of 1,000,000 shares of Class A Common Stock, without par value, of the Company (the “Class A Common Stock”) for issuance under the Company’s Incentive Stock Option Plan (the “Plan”). Also registered was an indeterminable number of additional shares of Class A Common Stock that could become issuable pursuant to antidilution adjustment provisions of the Plan. On February 7, 2007, the Company’s Board of Directors declared a 2-for-1 stock split of the Class A Common Stock, thereby increasing to 2,000,000 the total number of shares of Class A Common Stock registered under the Form S-8 Registration Statement.
The Plan terminated in accordance with its terms on February 25, 2005, and no stock options issued under the Plan remain outstanding. In accordance with the undertaking made by the Company in the Form S-8 Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement is being filed to remove from registration the shares of Class Common Stock in the Plan not heretofore issued pursuant to the Form S-8 Registration Statement, and the Form S-8 Registration Statement is hereby amended to reflect the deregistration of such shares of Class A Common Stock.
 ITEM 8. EXHIBITS
The following documents are filed as exhibits to this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement:

Exhibit No.	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

24	Powers of Attorney for Vicki L. Avril-Groves, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Michael J. Gasser, Daniel J. Gunsett, Judith D. Hook and John W. McNamara	Included herein.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective No. 1 to the Form S-8 Registration Statement and has duly caused this Post Effective No. 1 to the Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delaware, State of Ohio, on January 10, 2020.

GREIF, INC.

By:	/s/ PETER G. WATSON
Name:	Peter G. Watson
Title:	President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement has been signed on its behalf by the following persons in the capacities indicated on January 10, 2020.

/s/ PETER G. WATSON	/s/ LAWRENCE A. HILSHEIMER
Peter G. Watson President and Chief Executive Officer Member of Board of Directors (principal executive officer)	Lawrence A. Hilsheimer Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ DAVID C. LLOYD	MICHAEL J. GASSER*
David C. Lloyd Vice President, Corporate Financial Controller (principal accounting officer)	Michael J. Gasser Chairman Member of Board of Directors

VICKI L. AVRIL-GROVES*	BRUCE A. EDWARDS*
Vicki L. Avril-Groves Member of Board of Directors	Bruce A. Edwards Member of Board of Directors

MARK A. EMKES*	JOHN F. FINN*
Mark A. Emkes Member of Board of Directors	John F. Finn Member of Board of Directors

DANIEL J. GUNSETT*	JUDITH D. HOOK*
Daniel J. Gunsett Member of Board of Directors	Judith D. Hook Member of Board of Directors

JOHN W. MCNAMARA*
John W. McNamara Member of Board of Directors

*
The undersigned, Peter G. Watson, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement on behalf of each of the above-named persons pursuant to powers of attorney duly executed by such persons and filed as exhibits to this Post-Effect Amendment No. 1 to the Form S-8 Registration Statement.

/s/ Peter G. Watson Peter G. Watson, Attorney-in-Fact